                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                         BMC SOFTWARE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]
                               BMC SOFTWARE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 28, 1995

To the Stockholders of
 BMC Software, Inc.:

    The annual meeting of stockholders of BMC Software, Inc., a Delaware corporation (the "Company"), will be held at 2101 CityWest Boulevard., Houston, Texas, on Monday, August 28, 1995 at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

        1. To elect six directors of the Company, each to serve until the next annual meeting or until their respective successors have been duly elected and qualified;

        2. To ratify the Board of Directors' appointment of Arthur Andersen & Co. as the Company's independent accountants; and

        3. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

    A record of stockholders has been taken as of the close of business on July 5, 1995, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A stockholders' list will be available commencing July 10, 1995 and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 2101 CityWest Boulevard, Houston, Texas 77042-2827 and at the time and place of the annual meeting.

                                            By Order of the Board of Directors

                                                       [SIGNATURE]

                                                    M. Brinkley Morse
                                                        SECRETARY

Houston, Texas
July 27, 1995

    IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                               BMC SOFTWARE, INC.

                            2101 CITYWEST BOULEVARD
                           HOUSTON, TEXAS 77042-2827

                                 JULY 27, 1995
                                PROXY STATEMENT

                              GENERAL INFORMATION

PROXY SOLICITATION

    This proxy statement is furnished to the stockholders of BMC Software, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board"). The proxies are to be voted at the 1995 Annual Meeting of Stockholders to be held at 2101 CityWest Boulevard., Houston, Texas 77042-2827, at 10:00 a.m., Central Daylight Savings Time, on August 28, 1995, and any adjournments thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about July 27, 1995.

RECORD DATE AND VOTING RIGHTS

    As of July 5, 1995 the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote 25,238,290 shares of the common stock, $.01 par value, of the Company (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on each matter presented at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

VOTING OF PROXY; REVOCABILITY

    Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted FOR the election of the nominees named herein to the Board and FOR the ratification of the appointment of Arthur Andersen & Co. as the Company's independent accountants. Any proxy may be revoked at any time prior to its exercise by delivery to the Secretary of the Company of written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

ANNUAL REPORT

    An Annual Report to Stockholders, containing financial statements for the fiscal year ended March 31, 1995, accompanies this Proxy Statement.

    Stockholders are referred to that report for financial and other information about the activities of the Company. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part hereof.

                        ITEM ONE: ELECTION OF DIRECTORS

NOMINEES

    Each of the persons named below has been nominated for election as a director of the Company until the 1996 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. Each of the nominees listed below was elected by the stockholders at the last annual meeting and is currently a director. All directors serve one year terms. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by the Company and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees named below. The Board knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, the shares represented by duly executed proxies received by the Company will be voted for the election of a substitute nominee selected by the Board. The nominees receiving a majority of the votes cast at the meeting will be elected as directors. Stockholders may not cumulate their votes in the election of directors.

    Certain information concerning the nominees is set forth below:

                                                                  POSITION AND OFFICES              DIRECTOR
NAME                                           AGE                   OF THE COMPANY                   SINCE
- -----------------------------------------      ---      -----------------------------------------  -----------
Max P. Watson Jr. .......................          49   Chairman of the Board, President and             1990
                                                        Chief Executive Officer
John W. Barter...........................          48   Director                                         1988
B. Garland Cupp..........................          54   Director                                         1989
Meldon K. Gafner.........................          47   Director                                         1987
L. W. Gray...............................          58   Director                                         1991
George F. Raymond........................          58   Director                                         1987

    Mr. Watson joined the Company in October 1985 and has served as President and Chief Executive Officer since April 1990 and as Chairman of the Board since January 1992. He served as Executive Vice President and Chief Operating Officer from January 1989 to April 1990 and as Senior Vice President, North American Sales and Marketing from February 1987 to December 1988.

    Mr. Barter has been employed since 1977 with AlliedSignal, Inc. in various financial and executive capacities and is currently an Executive Vice President of AlliedSignal, Inc., and President of AlliedSignal Automotive, Inc.

    Mr. Cupp was employed by the American Express Corporation from 1978 to 1995, when he retired. From 1985 to 1995, he served as Executive Vice President -- TRS Technologies and Chief Information Officer at the Travel Related Services subsidiary of American Express Corporation.

    Mr. Gafner has been Vice Chairman of the Board of ComStream Corporation, a manufacturer of high speed satellite earth stations for data distribution, since December 1992 and was its President from July 1988 to December 1992.

    Mr. Gray is a private investor. He was employed from 1961 to 1987 by the International Business Machines Corporation ("IBM") in various executive capacities including President, National Marketing Division. He was appointed a corporate vice president of IBM in 1983.

    Mr. Raymond is a private investor and a director of several privately held software companies. He founded Automatic Business Centers, Inc., a payroll processing company ("ABC"), in 1972 and sold the company to CIGNA Corporation ("CIGNA") in 1983. Mr. Raymond and other members of ABC's management repurchased ABC in 1986 from CIGNA and sold ABC to Automatic Data Processing Corporation in 1989.

BOARD ORGANIZATION AND MEETINGS

    The Board met 10 times in fiscal 1995. No Board member attended fewer than 75% of the total number of the meetings of the Board and of the committees on which he served.

    The Board has established an Audit Committee and a Compensation Committee to act on behalf of the Board and to advise the Board with respect to specific matters. The Board does not have a standing nominating committee or a committee that performs a similar function. The responsibilities of the Audit Committee and Compensation Committee are as follows:

    AUDIT COMMITTEE. The Audit Committee is comprised entirely of directors who are not officers of the Company. The Audit Committee has been established to discuss the scope and plan of the annual audit of the books and records of the Company; to review, evaluate and advise the Board with respect to the engagement of independent public accounts; to review the adequacy of internal accounting procedures, and to review audit results. Messrs. Barter and Raymond are members of the Audit Committee, which held one meeting in fiscal 1995.

    COMPENSATION COMMITTEE. The Compensation Committee is comprised entirely of directors who are not officers of the Company. The Compensation Committee's function is to review the compensation levels of the Company's executive officers, to administer the Company's stock option and incentive stock plans and to authorize bonuses, awards under such plans and any other form of remuneration. Messrs. Barter, Gafner and Cupp are members of the Compensation Committee, which held five meetings in fiscal 1995.

COMPENSATION OF DIRECTORS

    Board members other than those employed by the Company receive an annual fee of $20,000 and receive an additional fee of $1,000 per meeting for each board or committee meeting attended in excess of five meetings per year, with board and committee meetings that are held on the same day being counted as one meeting. Directors are reimbursed for travel and certain other expenses incurred in connection with their duties as a director of the Company.

    In August 1994, the Company's stockholders approved the BMC Software, Inc. 1994 Nonemployee Directors' Stock Option Plan (the "1994 Directors' Plan"), which authorizes 200,000 shares of Common Stock for issuance pursuant to stock options granted to nonemployee directors. Under the 1994 Director Plan, each director who is first appointed subsequently to the adoption of the 1994 Directors' Plan is granted a nontransferable, "nonqualified" option to purchase 20,000 shares of Common Stock, and each director receives a grant of 5,000 shares on each annual re-election to the Board. In every case, the exercise price is the fair market value on the date of grant and the option vests quarterly in 6.25% increments over five years from the grant date. The BMC Software, Inc. 1990 Director Stock Option Plan was terminated upon stockholder approval of the 1994 Plan.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE PROPOSED NOMINEES.

                 ITEM TWO: PROPOSAL TO RATIFY THE SELECTION OF
                              INDEPENDENT AUDITORS

APPOINTMENT OF ARTHUR ANDERSEN & CO.

    The Board, upon recommendation of the Audit Committee, has appointed Arthur Andersen & Co., Certified Public Accountants, as the Company's independent accountants for the fiscal year ended March 31, 1996, subject to ratification of this appointment by the stockholders of the Company. Arthur Andersen & Co. performed audit services in connection with the examination of the financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 1995 and is considered by management of the Company to be well qualified. If this proposal does not receive a majority vote at the meeting, the Board will reconsider the appointment. Representatives of Arthur Andersen & Co. will be present at the 1995 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and to answer appropriate questions.

                   THE BOARD RECOMMENDS A VOTE FOR ITEM TWO.

                               OTHER INFORMATION

CERTAIN STOCKHOLDERS

    The following table sets forth as of July 5, 1995 certain information regarding beneficial ownership of the Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, each director, the Chief Executive Officer, each of the four other most highly compensated executive officers and all directors and officers as a group. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to shares beneficially owned by them, subject to community property laws, where applicable. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders.

                                                                                      COMMON
                                                                                       STOCK
NAME                                                                                   OWNED      PERCENT
- -----------------------------------------------------------------------------------  ---------  -----------
Max P. Watson Jr.(1)...............................................................    233,019       *
Douglas J. Erwin(2)................................................................     27,055       *
James E. Juracek(3)................................................................     45,582       *
Richard P. Gardner(4)..............................................................     10,000       *
M. Brinkley Morse(5)...............................................................     19,837       *
John W. Barter(6)..................................................................     18,375       *
B. Garland Cupp(7).................................................................     23,750       *
Meldon K. Gafner(8)................................................................      7,500       *
L. W. Gray(9)......................................................................     17,500       *
George F. Raymond(10)..............................................................     16,751       *
All directors and officers as a group
 (13 persons)(14)..................................................................    498,160      2%

- ------------------------
*    Represents less than 1%.

(1) Includes 133,155 options exercisable within 60 days after July 5, 1995, and 20,000 shares held by trusts for the benefit of Mr. Watson's children, of which he is one of two trustees and shares voting and investment power of which Mr. Watson disclaims beneficial ownership.

(2)  Includes  20,000   shares  of   restricted   stock  subject   to   transfer
     restrictions.

(3)  Includes   35,000   shares  of   restricted   stock  subject   to  transfer
     restrictions.

(4)  Includes  10,000   shares  of   restricted   stock  subject   to   transfer
     restrictions.

(5) Includes 13,500 shares subject to stock options exercisable within 60 days after July 5, 1995.

(6) Includes 15,375 shares subject to stock options exercisable within 60 days after July 5, 1995.

(7) Includes 23,750 shares subject to stock options exercisable within 60 days after July 5, 1995.

(8) Includes 7,500 shares subject to stock options exercisable within 60 days after July 5, 1995.

(9) Includes 17,500 shares subject to stock options exercisable within 60 days after July 5, 1995.

(10) Includes 12,689 shares subject to stock options exercisable within 60 days of July 5, 1995.

(11) Includes 226,189 shares subject to stock options exercisable within 60 days after July 5, 1995 and 65,000 shares of restricted stock subject to transfer restrictions.

EXECUTIVE OFFICERS

    The executive officers are elected to serve annual terms. Certain information concerning the Company's executive officers as of July 5, 1995 is set forth below, except that information concerning Mr. Watson is set forth above under Item One: "Election of Directors."

              NAME                     AGE                                 POSITION
- ---------------------------------      ---      --------------------------------------------------------------
Douglas J. Erwin.................          42   Executive Vice President and Chief Operating Officer
Richard P. Gardner...............          41   Senior Vice President, North American Sales
James E. Juracek.................          49   Senior Vice President, Research Development
Gerd A. Ordelheide...............          52   Senior Vice President, European Operations
Theodore W. Van Duyn.............          46   Chief Technology Officer
M. Brinkley Morse................          37   Vice President, General Counsel and Secretary
Leland D. Putterman..............          36   Vice President, Worldwide Marketing
Stephen B. Solcher...............          34   Treasurer

    Mr. Erwin joined the Company as Executive Vice President and Chief Operating Officer in April 1994. Prior to joining the Company, Mr. Erwin was employed since 1988 with Northern Telecom in various senior operating positions, lastly Vice President, Network Services and Software Applications. Mr. Erwin was employed by IBM Corporation in various sales and marketing capacities from 1976 to 1988.

    Mr. Gardner joined the Company as Senior Vice President, North American Sales, in May 1994. He was employed by IBM Corporation from March, 1975 to May, 1994 in various sales and general management capacities, lastly as General Manager of its Houston, Texas operations.

    Mr. Juracek joined the Company as Senior Vice President, Research and Development in February 1993. From June 1992 to February 1993, he was Vice President, MIS and Chief Information Officer of Frito-Lay, Inc. From October 1988 to June 1992, he was Vice President, Systems Engineering of SABRE Computer Services, a division of AMR Corporation. From August 1968 to August 1987, he served in various information systems capacities for AT&T Corporation, lastly as Division Manager, Network Design and Data Communications.

    Mr. Ordelheide joined the Company as Senior Vice President, European Operations in January 1995. He was employed by DataSwitch Corporation from 1993 to 1995 and by Seimens Nixdorf USA from 1980 to 1992.

    Mr. Van Duyn joined the Company in October 1985 as Director of Research and served as Senior Vice President, Research and Development from July 1986 to February 1993, when he became Chief Technology Officer.

    Mr. Morse has served as General Counsel and Secretary since November 1988, when he joined the Company, and as Vice President since January 1991.

    Mr. Putterman joined the Company in September 1994 from Oracle Corporation, where he was employed since July 1985 in various sales and marketing capacities. His last position was as a Vice President, Marketing.

    Mr. Solcher joined the Company as Assistant Treasurer in September 1991 and has served as Treasurer since April 1992. Prior to joining the Company, Mr. Solcher was employed as an audit manager by Arthur Andersen & Co., the Company's independent auditors, from 1983 to 1991.

                             EXECUTIVE COMPENSATION

    The following tables and notes thereto present information concerning the cash compensation, restricted stock grants, stock option grants and stock option exercises of Messrs. Watson, Erwin, Juracek, Gardner and Morse. The Company's compensation policies are discussed in the Report of the Compensation Committee of the Board.

                              SUMMARY COMPENSATION

                                                                                         OTHER ANNUAL    RESTRICTED
                                                        FISCAL     SALARY      BONUS     COMPENSATION    STOCK AWARD
                                                         YEAR        ($)        ($)         ($)(2)         ($)(3)
                                                       ---------  ---------  ---------  ---------------  -----------
Max P. Watson Jr.....................................       1995    240,000    512,360         5,000          0
 Chairman of the Board,                                     1994    240,000    560,000         5,000          0
 President and Chief                                        1993    240,000    621,575         5,000          0
 Executive Officer
Douglas A. Erwin.....................................       1995    180,000    420,000(1)        5,000     1,886,250
 Senior Vice President and Chief                            1994    N.A.       N.A.          N.A.           N.A.
 Operating Officer                                          1993    N.A.       N.A.          N.A.           N.A.
James E. Juracek.....................................       1995    140,000    290,936         5,000          0
 Senior Vice President                                      1994    140,000    354,611         5,000       3,087,500
 Research and Development                                   1993    N.A.       N.A.          N.A.           N.A.
Richard P. Gardner...................................       1995    124,108    288,001         5,000         725,625
 Vice President                                             1994    N.A.       N.A.          N.A.           N.A.
 N. American Sales and Marketing                            1993    N.A.       N.A.          N.A.           N.A.
M. Brinkley Morse....................................       1995    126,000    194,970         5,000          0
 Vice President and                                         1994    110,400    280,887         5,000          0
 General Counsel                                            1993    110,400    297,844         5,000          0

- ------------------------
(1) Includes a payment of $23,699 to Mr. Erwin to fulfill the Company's agreement to pay him a bonus in the first year of his employment with the Company of not less than $420,000. There are no ongoing bonus minimums.

(2) Represents nondiscriminatory Board authorized matching contributions under the Company's 401(k) plan.

(3) As of March 31, 1995, the named individuals held shares of restricted stock in the following amounts and having the following dollar values based on the closing price of the Company's common stock of $63.75 on March 31, 1995: Mr. Watson, 50,000 shares, $3,187,500; Mr. Erwin, 30,000 shares,
     $1,912,500; Mr.  Juracek, 47,791  shares, $3,046,676;  Mr. Gardner,  15,000
     shares,   $956,250;  and  Mr.  Morse,   16,500  shares,  $1,051,875.  These
     restricted shares all represent long-term incentive awards under which the transfer restrictions on the restricted shares lapse in a fiscal year if the Company's earnings per share meets or exceeds the targeted earnings per share amount for the fiscal year. The restricted shares of Mr. Watson and Mr. Morse are the last installments of long term incentives granted in October 1990, on which the transfer restrictions lapsed in full if the Company's earnings per share in fiscal 1995 equaled or exceeded $3.93 per share. The restricted shares of Mr. Erwin, Mr. Juracek and Mr. Gardner were granted in connection with their employment with the Company and are valued in the above table at the closing price on the grant date. The transfer restrictions on the shares of Mr. Juracek lapse in increments of 18%, 35% and 47%, respectively, and the transfer restrictions on the shares of Mr. Erwin and Mr. Gardner lapse in one-third increments, if the Company's earnings per share meets or exceeds the prescribed targets in fiscal 1995, 1996 and 1997. The Company's earnings per share in fiscal 1995 exceeded the fiscal 1995 target, excluding the one-time charge of $29,260,000 for acquired research and  development  in  the  fourth  quarter  of  fiscal  1995.  The
     Compensation   Committee  excluded  the  charge  in  determining  that  the objectives were met in fiscal 1995  because of the extraordinary nature  of the  charge.  The  transfer  restrictions  thus  lapsed  on  the  shares of restricted stock held by the named  executive officers for fiscal 1995.  If the  Company fails  to achieve  the target in  a fiscal  year, the transfer restrictions on the  shares allocated  to that year  do not  lapse and  the shares  cannot be sold  or otherwise disposed of,  except that the transfer restrictions on all of  an employee's restricted shares  will lapse on  the tenth  anniversary of the  grant date if the  grantee's employment with the
     Company has not terminated.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information on option grants in fiscal 1995 to the named executive officers.

                                                 INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                             ----------------------------------------------------------       VALUE AT ASSUMED
                               NUMBER OF      PERCENT OF                                   ANNUAL RATES OF STOCK
                              SECURITIES     TOTAL OPTIONS                                 PRICE APPRECIATION FOR
                              UNDERLYING      GRANTED TO      EXERCISE                         OPTION TERM(2)
                                OPTIONS      EMPLOYEES IN       PRICE      EXPIRATION    --------------------------
                             GRANTED(#)(1)    FISCAL YEAR     ($/SHARE)       DATE          5%($)        10%($)
                             -------------  ---------------  -----------  -------------  -----------  -------------
Max P. Watson Jr...........       330,000          13.4%          44.25      10/21/2004    9,183,434     23,272,624
Douglas J. Erwin...........       225,000           9.1%          44.25      10/21/2004    6,261,432     15,867,698
James J. Juracek...........       165,000           6.7%          44.25      10/21/2004    4,591,717     11,636,312
Richard P. Gardner.........       165,000           6.7%          44.25      10/21/2004    4,591,717     11,636,312
M. Brinkley Morse..........       125,000           5.0%          44.25      10/21/2004    3,478,573      8,815,388

- ------------------------
(1) All options listed were granted pursuant to the 1994 Employee Incentive Plan. The option exercise price is the market price when granted; the options have a term of 10 years and vest over 60 months.

(2) Potential realizable values are based on assumed annual rates of return specified by the Securities and Exchange Commission. By way of comparison, using the same assumed annual rates of stock price appreciation over the ten-year term of the stock options set forth above, all BMC stockholders would realize the following increases in the market value of their stock:
     $702,381,611 (5%  annual  appreciation);  and  $1,779,882,550  (10%  annual appreciation). Such increases in values are based on speculative assumptions and should not inflate expectations of the future value of the Company's market value.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table provides information on option exercises in fiscal 1995 by the named executive officers and the value of such officers' unexercised options at June 30, 1995.

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                              OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                                          FISCAL YEAR-END(#)          FISCAL YEAR-END($)
                                     SHARES ACQUIRED       VALUE      --------------------------  --------------------------
                                      ON EXERCISE #     REALIZED $    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                    -----------------  -------------  -----------  -------------  -----------  -------------
Max P. Watson Jr..................              0                0       133,155        330,000     7,669,125     10,890,000
Douglas J. Erwin..................              0                0             0        225,000             0      7,425,000
James J. Juracek..................              0                0             0        165,000             0      5,445,000
Richard P. Gardner................              0                0             0        165,000             0      5,445,000
M. Brinkley Morse.................              0                0        13,500        125,000       960,750      4,125,000

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

    The compensation program for executive officers is administered by the Compensation Committee of the Board (the "Committee"), which is composed only of independent directors. With the assistance of internal staff and independent compensation consultants, the Committee, at least annually, reviews and evaluates the Company's compensation programs to determine its effectiveness in attracting, motivating and retaining executive officers.

    COMPENSATION PHILOSOPHY. The Company's compensation programs for its executive officers are designed to preserve and enhance stockholder value by heavily emphasizing performance-based compensation. The programs are directed towards motivating executives to achieve the Company's business objectives, to reward them for their achievement and to attract and retain executive officers who contribute to the Company's long-term success.

    COMPENSATION COMPONENTS. The BMC executive compensation program has three primary components: base salary, annual incentives and long-term incentives. The tables above entitled "Summary Compensation" and "Stock Option Grants in the Last Fiscal Year" set forth these components of the compensation program for the 1993, 1994 and 1995 fiscal years for the Company's Chief Executive Officer, Mr. Watson, and the next four most highly compensated executive officers. The factors and criteria used for the 1995 fiscal year for Mr. Watson and the named executive officers for each of the three components are described below.

    BASE SALARY. The level of base salary paid to executive officers is determined on the basis of performance, experience and such other factors as may be appropriately considered by the Committee. The salaries are set at the low to middle end of the competitive market based upon compensation surveys of industry peers by Godwins Booke & Dickenson, Inc., an independent compensation consultant. As reflected in the Summary Compensation table, none of the named executive officers has received a salary increase during the three most recent fiscal years other than Mr. Morse.

    ANNUAL INCENTIVES. The objectives of the annual incentive compensation program are to focus executive officers' efforts on the Company's financial performance and business objectives by directly tying bonus payments to year over year growth in pretax earnings. The program is designed to heavily weight the variable component of an executive's total annual compensation and to generate 90th percentile or higher awards compared to a peer group if the Company achieves expected levels of performance. The annual incentive compensation plan was implemented in mid-fiscal year 1990 and has been in effect since then, with minor variations.

    Awards for the participating executive officers are determined by allocating, as a percentage of pay, 10% of the amount by which the Company's pretax income (excluding extraordinary items) in a quarter exceeds its pretax income in the same quarter one year earlier. These quarterly bonuses are adjusted at the end of the fiscal year to equal the recipient's allocated share of 10% of the amount by which the Company's pretax income for the fiscal year exceeded its pretax income in the preceding year. The individual executive officer percentage allocations are determined by the relationship of individual salaries to the total salaries of all executive officer participants. Other than for the Chief Executive Officer, these percentages are then adjusted quarterly by the Compensation Committee at the recommendation of the Chief Executive Officer for various individual contributions. There is no such adjustment for the Chief Executive Officer.

    LONG TERM INCENTIVES. The key purpose of the long-term incentive compensation program is to focus executive officers' efforts on performance that increases the value of the Company for its stockholders. It is also intended to align the interests of executive officers with those of stockholders by encouraging share ownership while providing a significant retention incentive for executive officers.

    In fiscal 1995, the Company granted the shares of restricted stock to Mr. Erwin and Mr. Gardner described in the Summary Compensation table in connection with their recruitment to and initial employment by the Company. The lapsing of the transfer restrictions on such shares is based upon the Company's achieving specified earnings per share targets in fiscal 1995, 1996 and 1997.

    The Compensation Committee approved in October 1994 new long term incentives for the Company's executive officers, including the Chief Executive Officer and the four other executives named in the Summary Compensation table. The long term incentives are nonstatutory stock options vesting over five years, with an exercise price equal to the fair market value on the grant date. The stock option grants are intended to promote success of the Company by aligning employee financial interests with long-term stockholder value. The number of shares granted to the Chief Executive Officer and the four named executive officers is set forth in the table above entitled "Option Grants in the Last Fiscal Year." The design of the long term incentives was based upon the recommendation of Godwins, Booke & Dickenson and on factors including the responsibilities of the individual executive officers, their expected future contributions and long term incentives granted by competitors and peer companies within the computer software industry. The Committee intends that these stock option grants will be the primary grants to the covered executive officers for the five year vesting period.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. As described above, the Company determines total compensation for all executives, including the Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation. The Chief Executive Officer's base salary has not increased over the last five fiscal years, reflecting the emphasis on the annual incentive bonus opportunity in the total mix of annual cash compensation. The Chief Executive Officer's annual incentive was based on an allocation of the annual incentive pool described above based on the relative percentage of his salary to the salaries of the five other participants in the annual incentive program. The Chief Executive Officer received the stock option grant described above in fiscal 1995 under the BMC Software, Inc. 1994 Employee Incentive Plan, which is intended to cover the Chief Executive Officer for the five year vesting period of such option.

    DEDUCTIBILITY. Internal Revenue Code Section 162(m), enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent years for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. Performance-based compensation meeting criteria in Section 162(m), however, is specifically exempt from the deduction limit. The Internal Revenue Service issued proposed regulations implementing this legislation in December 1993 and amended the proposed regulations in December 1994. The regulations will not become final until after a period for public comment and possibly public hearings thereafter.

    Based on Section 162(m) and the proposed regulations, any compensation derived from all grants of stock options and restricted stock prior to the effective date of Section 162(m) is exempt from the limit on the corporate tax deduction. The stock option grants to the Company's executive officers described above have been designed so that compensation expense deductions taken by the Company in connection with the exercise of such options will be excluded from the deduction limit. The Company does not currently anticipate taking actions necessary to qualify the Company's annual cash incentive plan for the exclusion to Section 162(m), and believes that it is unlikely that any executive officer's annual cash compensation, including bonuses awarded under the annual incentive plan described above, will exceed the $1,000,000 limit.

    Respectfully submitted by the Compensation Committee of the Board of Directors of the Company:

                                          John W. Barter
                                          B. Garland Cupp
                                          Meldon K. Gafner

PERFORMANCE GRAPH

    The following indexed graph indicates the Company's total return to its stockholders for the five year period ended March 31, 1995, as compared to the total return over such period for the Standard & Poor's 500 Composite Index and the Standard & Poor's Computer Software & Services Composite Index. This graph assumes a $100 investment at the beginning of such period and the reinvestment of all dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                          1991       1992       1993       1994       1995
BMC Software, Inc.                                 100    $174.23    $248.45    $201.55    $254.64    $262.89
S&P 500 Composite                                  100    $114.41    $127.05    $146.39    $148.55    $171.68
S&P Computer Software & Services Composite         100     $91.23    $118.11    $156.05    $175.09    $236.18

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    The  Company believes that, during the fiscal year ended March 31, 1993, all
Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater than ten-percent beneficial owners were complied with, except that Mr. Morse reported one month late on Form 4 the tax withholding of shares of restricted stock in connection with the lapsing of transfer restrictions on such shares in May 1994 and that Gerd A. Ordelheide and Leland D. Putterman reported on Form 5 their holdings in the Company's securities upon joining the Company, which were none, that should have been reported earlier on Form 3.

RELATED TRANSACTIONS

    John S. Watson, the brother of Max P. Watson Jr., the Company's Chairman of the Board, President and Chief Executive Officer, is a partner in the law firm of Vinson & Elkins, L.L.P., which is the Company's principal outside counsel. The Company paid $450,508.14 in legal fees to Vinson & Elkins for legal services rendered in fiscal 1995.

    In connection with Douglas J. Erwin's employment by the Company and relocation to Houston, Texas, the Company has guaranteed a $360,000 portion of the mortgage loan on Mr. Erwin's Houston residence.

                             STOCKHOLDER PROPOSALS

    Any stockholder who wishes to submit a proposal for presentation at the 1996 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this proxy statement so that the Secretary receives it no later than March 29, 1996.

                                   FORM 10-K

    The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Company's annual report on Form 10-K for the fiscal year ended March 31, 1995 (the "1995 10-K"), as filed with the Securities and Exchange Commission, including the financial statements and the financial statement schedules thereto. The Company will furnish to any such person any exhibit described in the list accompanying the 1995 10-K, upon the payment, in advance, of the specified reasonable fees related to the Company's furnishing of such exhibit(s). Requests for copies of such report and/or exhibit(s) should be directed to Mr. M. Brinkley Morse, Secretary for the Company, at the Company's principal address as shown on page 1 hereof.

                                 OTHER MATTERS

    The Annual Report to Stockholders for the fiscal year ended March 31, 1995 has been mailed to each stockholder entitled to vote at the annual meeting.

    The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of officers, directors and regular employees of the Company may, if necessary to ensure the presence of a quorum and at no additional expense to the Company, solicit proxies in person or by telephone or telegraph. The Company also will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs. In addition, the Company has retained Kissel-Blake, Inc. to assist in soliciting proxies for a fee of approximately $10,000, plus reasonable out-of-pocket expenses.

    The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the meeting adjourns. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Meeting.

                                            By Order of the Board of Directors

                                                       [SIGNATURE]

                                                    M. Brinkley Morse
                                                        SECRETARY

Houston, Texas
July 27, 1995

                             BMC SOFTWARE, INC.
P                         2101 CITY WEST BOULEVARD
R                             HOUSTON, TX 77042
O
X       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Y

     The undersigned hereby appoints Max P. Watson Jr. and M. Brinkley Morse as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of common stock of BMC Software, Inc. held of record by the undersigned on July 5, 1995, at the annual meeting of stockholders to be held on August 28, 1995 or any adjournment thereof.

     THE UNDERSIGNED ACKNOWLEDGES THAT THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND THAT IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND IN FAVOR OF PROPOSAL 2.

            (Continued and to be signed on the other side)      /SEE REVERSE/
                                                               /   SIDE    /

/X/ Please mark
    votes as in
    this example.

1. ELECTION OF DIRECTORS

NOMINEES: J. BARTER, G. CUPP, M. GAFNER, L. GRAY,
G. RAYMOND AND M. WATSON


FOR ALL NOMINEES  |  |   |  |  WITHHOLD AUTHORITY
LISTED (EXCEPT    |  |   |  |     TO VOTE FOR
AS MARKED IN      |  |   |  |     ALL NOMINEES
THE CONTRARY)     |  |   |  |        LISTED


_____________________________________________________
INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL
NOMINEE, WRITE THE NOMINEE'S NAME ON THE LINE ABOVE.

                                       FOR    AGAINST    ABSTAIN
    2. PROPOSAL TO RATIFY THE         |   |  |       |  |       |
       APPOINTMENT OF ARTHUR          |   |  |       |  |       |
       ANDERSEN LLP AS THE            |   |  |       |  |       |
       INDEPENDENT PUBLIC
       ACCOUNTANTS OF THE COMPANY.

                                     MARK HERE
                                    FOR ADDRESS  |   |
                                     CHANGE AND  |   |
                                    NOTE AT LEFT

        PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE COMPANY'S STOCK TRANSFER RECORDS. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH
        SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
CARD PROMPTLY.

        SIGNATURE:______________________________________DATE_______________

        SIGNATURE:______________________________________DATE_______________